Exhibit 10.2
Execution Version
Confidential

Certain identified information in this Exhibit has been excluded because it is both not material and is the type that the registrant treats as private or confidential.

HANDOVER SIDE LETTER

(hereinafter, “Side Letter”),

Dated as of July 16, 2026

by and between

SMBC AVIATION CAPITAL LIMITED, an Irish company, having its registered office at Fitzwilliam 28, Fitzwilliam Street Lower, Dublin 2, D02 KF20, Ireland

(hereinafter, the “Servicer”)

and

SUMISHO AIR LEASE CORPORATION DAC, an Irish company, having its registered office at Riverside One, Sir John Rogerson’s Quay, Dublin 2, Ireland

(hereinafter, the “Company”)

WHEREAS:

Pursuant to the Servicing Agreement, dated as of April 8, 2026 (the “Servicing Agreement”), by and among the Servicer, the Company and Sumisho Air Lease Corporation as Guarantor, the Company (on behalf of itself and each other member of the Company Group) engaged the Servicer to provide certain Services (as defined and set out therein) in respect of certain aircraft owned by the Company Group and agreed to pay or procure the payment to the Servicer certain Servicing Fees (as defined and set out therein).
Within the Company Group, there are arm’s length arrangements in place (as reviewed and adjusted from time to time, including in connection with the start of the provision of the Services), under which, such Services are provided to, and such Servicing Fees are allocated or recharged to, the appropriate members of the Company Group and other services may be provided (the “Company Group Arrangements”).

THE PARTIES HERETO HAVE AGREED AS FOLLOWS:

1.Definitions

Unless otherwise defined herein, all capitalized words and expressions used in this Side Letter have the meanings assigned to such terms in the Servicing Agreement. Additionally:

“Handover Cooperation” has the meaning given to that term in paragraph 2.2 of this Side Letter.

“Transition Period” means [*].

2.Handover Cooperation

2.1    Without prejudice to sections 2.04(b) and 5.01 (Cooperation) of the Servicing Agreement, the Servicer and the Company acknowledge that, as at the Closing Date and the date of this Side Letter, the Servicer has not yet received from the Company Group all Relevant Information or other information (including necessary data and systems access for invoicing and cash collections services) reasonably necessary to perform all of the Services and that certain Services continue to be performed by the Company Group.

2.2    Without prejudice to its obligations under the Servicing Agreement (including without limitation those identified above), the Company hereby agrees that during the Transition Period it shall actively cooperate and coordinate (and procure that each relevant Person within the Company Group cooperate and coordinate) with the Servicer (the “Handover Cooperation”) to enable (a) the business activities of the Company Group (including without limitation the negotiation and completion of transactions and other matters in connection with the sale or leasing of aircraft) to continue, and (b) the conduct of the Services to be handed over to, and assumed by, the Servicer as soon as possible during the Transition Period, in each case as efficiently as reasonably practicable.

2.3    The Company and the Servicer acknowledge that, during the Transition Period (and provided that the Company is performing the Handover Cooperation, and its other obligations under the Servicing Agreement, in good faith), the performance of the Handover Cooperation may include certain components of the Services being performed by the Company or a member of the Company Group that would otherwise be required to be performed by the Servicer under the Servicing Agreement. To the extent that is the case, the performance of the Handover Cooperation by the Company or a member of the Company Group shall not constitute a breach of the Servicing Agreement by the Servicer or the Company (or any member of the Company Group). Notwithstanding the foregoing, the Company and the Servicer agree that the Handover Cooperation is not itself a service that is provided to the Servicer by the Company, nor an outsourcing of any Service by the Servicer to the Company.

2.4    The Company and the Servicer acknowledge that the Company is not performing the Handover Cooperation as a subcontractor, supplier or any other Person engaged by the Servicer to provide Services under the Servicing Agreement. The Servicer shall not be liable or accountable to any Person, including, without limitation, the Company or any other member of the Company

Group, under any circumstances for any Losses directly or indirectly arising out of, in connection with or related to, the performance of the Handover Cooperation.

2.5    As and when considered appropriate or necessary by the Servicer or the Company, and upon reasonable notice to the other Party, the Servicer Designated Representatives and Company Designated Representatives shall hold operational meetings (by video conference unless otherwise agreed), which meetings may include (a) a discussion of the operational implementation of the Handover Cooperation and (b) any issues that have arisen in connection with the Handover Cooperation and the steps taken to resolve such issues.

2.6    This Side Letter shall constitute the notification or request for information, documentation and cooperation as contemplated by the provisions of the Servicing Agreement referred to above.

3.Reduction of Servicing Fees

3.1    This Side Letter is (other than as set out below) without prejudice to the Company's obligation to pay Servicing Fees, Overhead Expenses and Services Expenses to the Servicer pursuant to the Servicing Agreement, including in relation to matters contemplated by paragraph 2.2 above.

3.2    In acknowledgment of the performance by the Company (or a member of the Company Group) of the Handover Cooperation and the reduction in the scope of Services to be provided by the Servicer as a result thereof during the Transition Period, each relevant component of the Servicing Fees to be paid to the Servicer under the Servicing Agreement shall be reduced by the amount determined as provided in paragraph 3.3 below (each, the “Servicing Fee Reduction”) for the relevant period.

3.3    The Servicing Fee Reduction for each relevant component of the Servicing Fees shall be equal to an appropriate amount of reduction of such component of the Servicing Fees for any reduction in the scope of Services to be provided by the Servicer as a result of the performance by the Company (or a member of the Company Group) of the Handover Cooperation, which amount shall be (i) for the period from and including the Closing Date to and including 30 June 2026, equal to a reduction in (X) the Rent Payable Fee from [*] to [*], (Y) the Rent Collected Fee from [*] to [*] and (Z) the Sales Fee from [*] to [*], and (ii) for periods from and including 1 July 2026 through the end of the Transition Period, as discussed and agreed (no later than the date falling 30 days after the end of the Transition Period) by the Executive Management Team (on behalf of the Company and the Guarantor) and the Servicer (each acting reasonably and in good faith) having regard to the scope and duration of the Handover Cooperation actually performed by the Company, the number of Aircraft Assets to which the Handover Cooperation apply, and the additional work required to be performed by the Servicer to accommodate the Handover Cooperation.

3.4    After the amount of the Servicing Fee Reduction is agreed in accordance with paragraph 3.3 above, any invoice in respect of Servicing Fees to which the Servicing Fee Reduction is applicable issued by the Servicer under the Servicing Agreement shall include (on its face) the amount of the Servicing Fee Reduction reflected in the Servicing Fees to be invoiced thereunder. If an invoice in respect of the Servicing Fees to which the Servicing Fee Reduction is applicable has been issued by the Servicer before the agreement on the Servicing Fee Reduction under paragraph 3.3 above, such invoice shall be cancelled and replaced by a new invoice for the Servicing Fees to which the Servicing Fee Reduction is applied and any payment received under the cancelled invoice be refunded in the amount and to the extent that the amount received under the cancelled invoice exceeds the amount of the new invoice.

3.5    The Company and the Servicer acknowledge that there is a certain part of the Handover Cooperation relating to one or more members of the Company Group other than the Company, the performance of which may include certain components of the Services for such members of the Company Group other than the Company which are otherwise required to be performed by the Servicer under the Servicing Agreement and resulting in Servicing Fees to be paid by or recharged to such members of the Company Group other than the Company. To the extent that is the case, the Company agrees to apply the entire amount of the Servicing Fee Reduction relating to such part of the Handover Cooperation calculated pursuant to paragraph 3.3 above to the amount of the Servicing Fees to be paid by or recharged to such members of the Company Group other than the Company for which such part of the Handover Cooperation would have been performed as Services (the “Applicable Company Group Members”) and reduce the amount to be paid by or recharged to the Applicable Company Group Members accordingly, while the Company or the relevant Person within the Company Group performing such part of the Handover Cooperation shall receive arm’s length fees, as consideration for performing such part of the Handover Cooperation as its own services, from the Applicable Company Group Members under the Company Group Arrangements.

4.Representations and Warranties

4.1    On the date of this Side Letter, the Company makes the representations and warranties set out in sub-sections (d) to (h) of Section 4.01 (Company Representations and Warranties) of the Servicing Agreement with each reference to "this Agreement" being construed as a reference to this Side Letter.

4.2    On the date of this Side Letter, the Servicer makes the representations and warranties set out in Section 4.02 (Servicer Representations and Warranties) of the Servicing Agreement with each reference to "this Agreement" being construed as a reference to this Side Letter.

5.Entry Into Force / Duration / Termination

5.1    This Side Letter shall take effect from the Closing Date and shall remain in force until the end of the Transition Period, upon which it will terminate without any further action by either party.

5.2    In the case of any Partial Termination of the Servicing Agreement, this Side Letter shall terminate in respect of any Aircraft Assets subject to such Partial Termination to the extent at the time of such Partial Termination the Company is required to perform the Handover Cooperation in respect of the same Aircraft Assets pursuant to this Side Letter.

5.3    Expiration or termination of this Side Letter for any reason shall not affect or prejudice the obligations and rights of the parties hereto which have accrued on or before, or arise out of, such termination or expiration.

6.General

6.1    This Side Letter shall not be assigned by either party hereto without the prior written consent of the other party hereto.

6.2    This Side Letter supplements, and shall be read and construed to be a part of, the Servicing Agreement.

6.3    The Documentary Conventions (under and as defined in the Servicing Agreement) shall govern this Side Letter, mutatis mutandis.

Signed in counterpart on the date indicated above

/s/ Aisling Kenny
For and on behalf of
SMBC AVIATION CAPITAL LIMITED

/s/ David Swan
For and on behalf of
SUMISHO AIR LEASE CORPORATION DAC